Exhibit 99.1

Contact:
Dynavax Technologies Corporation
Dino Dina, M.D.
President and Chief Executive Officer
Phone (510) 848-5100

DYNAVAX REPORTS 2004 SECOND QUARTER RESULTS

Berkeley, California, August 5, 2004 — Dynavax Technologies Corporation (Nasdaq: DVAX), a biopharmaceutical company focused on the discovery, development, and commercialization of innovative products to treat and prevent allergies, infectious diseases, and chronic inflammatory diseases, today reported financial results for the quarter and six months ended June 30, 2004.

Dynavax reported a net loss of $2.9 million for the quarter ended June 30, 2004, or $0.12 per basic and diluted share, compared to a net loss of $4.0 million, or $2.23 per basic and diluted share for the same period in 2003. As of June 30, 2004, cash and cash equivalents totaled $74.0 million.

Revenue for the second quarter ended June 30, 2004 was $5.5 million, compared to $96,000 for the same period in 2003. The increase in revenue is due primarily to the Company’s collaborative agreement with UCB Pharma in ragweed and grass allergies, which was initiated in 2004, and biodefense grants awarded by the National Institute of Allergy and Infectious Diseases.

Total operating expenses were $8.6 million for the second quarter ended June 30, 2004, compared to $4.2 million for the same period in 2003. The increase in operating expenses is primarily due to increased clinical trial activities in the Company’s ragweed allergy, hepatitis B vaccine, and asthma programs, as well as preclinical work associated with government grants for biodefense programs. This increase also reflects higher compensation and benefits associated primarily with the expanding of our management team and higher expenditures for consulting and professional services.

For the six months ended June 30, 2004, total revenues were $8.7 million compared to $96,000 in the comparable period of 2003. The increase in revenues is due primarily to the collaborative agreement with UCB in ragweed and grass allergies, initiated in the first quarter of 2004, and biodefense grants awarded by the National Institute of Allergy and Infectious Diseases.

Operating expenses for the six months ended June 30, 2004 totaled $15.8 million as compared to $9.0 million in the comparable period of 2003. The increase in operating expenses is primarily due to increased clinical trial activities in the Company’s ragweed allergy, hepatitis B vaccine, and asthma programs, as well as preclinical work associated with government grants for biodefense programs. This increase also reflects higher compensation and benefits associated primarily with the expanding of our management team and higher expenditures for consulting and professional services.

“We made solid progress on all fronts,” said Dino Dina, M.D., President and Chief Executive Officer of Dynavax Technologies. “We met several important milestones in our clinical development programs, including full enrollment of our Phase II/III AIC trial for ragweed allergy, initiation of a Phase II/III trial of our hepatitis B prophylactic vaccine candidate, and the successful completion of immunizations in a Phase I pediatric trial of AIC for ragweed allergy. In addition, we have been effective in containing expenditures and maintaining a strong balance sheet.”

About Dynavax

Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative products to treat and prevent allergies, infectious diseases, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our clinical development programs are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation.

Dynavax cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Dynavax that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Dynavax’s business including, without limitation, statements about: the progress and timing of its clinical trials; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing its products; the scope and validity of patent protection for its products; competition from other pharmaceutical or biotechnology companies; its ability to control expenses and maintain a strong financial position; and other risks detailed in the “Risk Factors” section of Dynavax’s Annual Report on Form 10-K filed on March 30, 2004, and in the section titled “Additional Factors That May Affect Future Results” within Dynavax’s quarterly report on Form 10-Q filed on May 12, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Dynavax undertakes an obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Dynavax Technologies Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues:
Collaboration revenue	$5,131	$–	$7,875	$–
Grant revenue	361	96	822	96

Total revenues	5,492	96	8,697	96
Operating expenses:
Research and development	6,510	2,947	11,781	6,593
General and administrative	2,077	1,214	3,996	2,417

Total operating expenses	8,587	4,161	15,777	9,010
Loss from operations	(3,095)	(4,065)	(7,080)	(8,914)
Interest income, net	186	110	305	241

Net loss	$(2,909)	$(3,955)	$(6,775)	$(8,673)

Basic and diluted net loss per share	$(0.12)	$(2.23)	$(0.48)	$(4.91)

Shares used to compute basic and diluted net loss per share	24,594	1,776	14,215	1,766

Dynavax Technologies Corporation

Condensed Balance Sheet Data

(in thousands)

(unaudited)

	June 30,	December 31,
	2004	2003
Cash, cash equivalent, restricted cash and marketable securities	$74,036	$29,097
Total assets	$81,104	$31,585
Total stockholders’ equity (net capital deficiency)	$67,368	$(71,932)